Offer to Purchase for Cash
All Outstanding Shares of
Common Stock
and
Series A Preferred Stock
of
GUIDELINE, INC.
at
$1.35 Net per Share of Common Stock (CUSIP 401716 10 5)
and
$1.50 Net per Share of Series A Preferred Stock,
plus all accrued but unpaid dividends

Pursuant to the Offer to Purchase
Dated July 23, 2007
by
KNICKERBOCKER ACQUISITION CORP.
a direct wholly-owned subsidiary of
INFOUSA INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, AUGUST 17, 2007, UNLESS THE OFFER IS EXTENDED.

July 23, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Knickerbocker Acquisition Corp. (“Purchaser”), a New York corporation and a direct wholly-owned subsidiary of infoUSA Inc., a Delaware corporation (“infoUSA”), to act as Information Agent in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), of Guideline, Inc., a New York corporation (“Guideline”), at a purchase price of $1.35 per share, and all of the outstanding shares of Series A preferred stock, par value $0.0001 per share (the “Preferred Stock” and, along with the Common Stock, the “Shares”), of Guideline, at a purchase price of $1.50 per share plus all accrued but unpaid dividends thereon, in each case net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 23, 2007 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the “Offer”) enclosed herewith. Holders of Shares whose certificates evidencing such Shares are not immediately available or who cannot deliver their Share certificates and all other required documents to Wells Fargo Bank, N.A. (the “Depositary”) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Offer to Purchase, dated July 23, 2007.

2. A letter to shareholders of Guideline from David Walke, Chief Executive Officer, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Guideline and mailed to the shareholders of Guideline.

3. The WHITE Letter of Transmittal to tender Shares for your use and for the information of your clients.

4. The GREY Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share certificates are not immediately available, if such certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date, or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

5. A YELLOW printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining your clients’ instructions with regard to the Offer.

6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

7. A return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, AUGUST 17, 2007, UNLESS THE OFFER IS EXTENDED.

Please note the following:

1. The tender price is $1.35 per share of Common Stock and $1.50 per share of Preferred Stock plus all accrued but unpaid dividends thereon, in each case net to the seller in cash, without interest.

2. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares which represent at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Shares of Guideline on a fully-diluted basis.

3. The Offer is being made for all outstanding Shares.

4. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 in the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is available or unless the required taxpayer identification information is provided. See “Important Tax Information” in the Letter of Transmittal.

5. The Board of Directors of Guideline, upon the recommendation of the special committee of the Board of Directors of Guideline, has unanimously approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement (as defined below), including the Offer and the Merger (as defined below), has determined that each of the Offer and the Merger is in the best interests of Guideline shareholders, and has recommended that Guideline shareholders accept the Offer and tender their Shares pursuant to the Offer.

6. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 28, 2007, by and among Guideline, infoUSA, and Purchaser (the “Merger Agreement”), pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, and in accordance with the applicable provisions of the New York Business Corporation Law (the “NYBCL”), Purchaser will be merged with and into Guideline (the “Merger”). Upon consummation of the Merger, Guideline will be the surviving corporation and a direct wholly-owned subsidiary of infoUSA. In the Merger, each outstanding Share (other than Shares held by Purchaser or infoUSA, treasury Shares, which will be cancelled, and Shares held by shareholders who properly exercise appraisal rights) will be converted into and represent the right to receive the Offer Price payable for such Shares in the Offer, without interest. If the Merger is consummated, shareholders who have not tendered their Shares in the Offer and who demand and fully perfect appraisal rights under the NYBCL will be entitled to receive in connection with the Merger cash equal to the fair value of their Shares as determined pursuant to the procedures prescribed by the NYBCL.

7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates pursuant to the procedures set forth in Section 3 of the Offer to Purchase or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a properly completed and duly executed Letter of Transmittal with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for Shares or Book-Entry Confirmations (as defined in the Offer to Purchase) are actually received by the Depositary.

If holders of Shares wish to tender, but it is impracticable for them to forward their share certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

None of infoUSA, Purchaser, or any officer, director, shareholder, agent or other representative of infoUSA or Purchaser, will pay any commissions or fees to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for reasonable and necessary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to us at our address and telephone numbers set forth on the back cover of the Offer to Purchase.

Additional copies of the enclosed materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

VERY TRULY YOURS,

D.F. KING & CO., INC.
AS INFORMATION AGENT

Nothing contained herein or in the enclosed documents shall constitute you or any other person as the agent of infoUSA, Purchaser, Guideline, the Depositary, or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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